Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the use in Pre-Effective Amendment No.3 to Registration Statement on Form S-11 (No. 333-192610) and the related Prospectus of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.) of our report dated February 14, 2014 except Schedule III, which is dated as of February 24, 2014, relating to the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flow for the year ended December 31, 2013 and Schedule III of Bluerock Residential Growth REIT, Inc. (formerly Bluerock Multifamily Growth REIT, Inc., and previously Bluerock Enhanced Multifamily Trust, Inc.) which is contained in the Prospectus.

We also hereby consent to the use our report dated December 17, 2012 with respect to the Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of Enders Place at Baldwin Park; and our report dated March 4, 2013 with respect to the Historical Statements of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2011 of MDA City Apartments, which are contained in the Prospectus.

We also hereby consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Memphis, Tennessee

March 13, 2014